EX-35 (c)
SERVICER COMPLIANCE STATEMENT


BAFC 2006-H


Re: The Mortgage Loan Sale and Servicing Agreement, dated and effective as of September 1, 2006 between Bank of America, National Association and Opteum Financial Services, LLC (the "MLSSA") and the Assignment, Assumption and Recognition Agreement, dated September 29, 2006, among Banc of America Funding Corporation, U.S. Bank National Association, Wells Fargo Bank, N.A. and Opteum Financial Services, LLC (together with the MLSSA, the "Agreement").


I, Martin J. Levine, the Executive Vice President of Opteum Financial Services LLC (the "Company"), pursuant to the Agreement, do hereby certify that:

(1) A review of the Servicer's activities during the period from and including January 1, 2006 through and including December 31, 2006 and of the Servicer's performance under the Agreement has been made under my supervision;

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.


IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 28th day of February 2007.


By:  /s/ Martin J. Levine
Name:    Martin J. Levine
Title:   Executive Vice President